 As filed with the Securities and Exchange Commission on November 20, 1998
                                                     Registration No. 333-40377
-------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                 -------------------

                            POST-EFFECTIVE AMENDMENT NO. 2
                                     ON FORM S-3
                                     TO FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 -------------------

                                   IMC GLOBAL INC.
                (Exact name of Registrant as specified in its charter)


          DELAWARE                        2874                  36-3492467
 (State or other jurisdiction       (Primary Standard        (I.R.S. Employer
      ofincorporation or        Industrial Classification     Identification
         organization)                Code Number)                Number)

                                  2100 SANDERS ROAD
                                NORTHBROOK, IL  60062
                                    (847) 272-9200

     (Address, including zip code, and telephone number, including area code, of
                     Registrant's principal executive offices)

                                    PHILLIP GORDON
                      SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                   IMC GLOBAL INC.
                                  2100 SANDERS ROAD
                                NORTHBROOK, IL  60062
                                    (847) 272-9200
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)

                                 -------------------

                                      Copies to:

                                   LARRY A. BARDEN
                                   SIDLEY & AUSTIN
                               ONE FIRST NATIONAL PLAZA
                               CHICAGO, ILLINOIS  60603

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this post-effective amendment becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Post-Effective Amendment to the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.


                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                    Proposed             Proposed
    Title of each class of       Amount to          maximum               maximum
       securities to be        be registered     offering price          aggregate            Amount of
          registered                                per unit          offering price      registration fee
-----------------------------------------------------------------------------------------------------------
       Common Stock (1)          8,623,269           $44.50           $383,735,470.50            (2)
-----------------------------------------------------------------------------------------------------------
           Warrants              8,623,269            N.A.                 N.A.                  (2)
-----------------------------------------------------------------------------------------------------------


(1) Includes associated preferred stock purchase rights (the "Rights") to purchase from the Registrant one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share (the "Preferred Shares"), at a price of $75 per one two-hundredth of a Preferred Share. See "Description of Common Stock--Rights Plan." Rights initially are attached to and trade with the Common Stock of the Registrant. The value attributable to such Rights, if any, is reflected in the market price for the Common Stock.

(2) This fee was paid by the Registrant on November 17, 1997, the first filing date of this Registration Statement to register 32,885,043 shares of Common Stock, 8,623,269 Warrants and 32,885,043 associated preferred stock purchase rights.

PROSPECTUS

-------------------------------------------------------------------------------


                                   IMC GLOBAL INC.

                                      8,623,269
                                 WARRANTS TO PURCHASE
                                SHARES OF COMMON STOCK

                                         AND
                                      8,623,269
                                SHARES OF COMMON STOCK


-------------------------------------------------------------------------------


     By this prospectus, we are offering 8,623,269 Warrants to purchase shares of Common Stock and 8,623,269 shares of Common Stock exercisable pursuant to the Warrants. You should read this prospectus carefully before exercising any Warrant. The Warrants were issued as consideration in the merger of Freeport-McMoRan Inc., a Delaware corporation with and into the Company. In connection with this merger, each share of Freeport-McMoRan Inc. common stock was converted into the right to receive:

     -     0.9 of a share of  Common Stock of the Company,

     - 1/3 of a warrant to purchase Common Stock of the Company (the "Warrants"), and

     - approximately 0.2 of a share of common stock of Freeport-McMoRan Sulphur Inc., a company which was formed in connection with the merger.

Each Warrant entitles the holder to purchase one share of Common Stock for $44.50 per share (subject to certain adjustments). The Warrants are exercisable at any time prior to December 22, 2000.

      The Warrants are listed on the New York Stock Exchange (symbol: IGL_t). The Common Stock is listed on the New York Stock Exchange (symbol: IGL) and the Chicago Stock Exchange.

     Our executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 272-9200.

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of the prospectus. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------

                  The date of this Prospectus is November __, 1998.

                                  TABLE OF CONTENTS


About This Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . . . .2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Description of Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Description of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9


                                ABOUT THIS PROSPECTUS

     This prospectus is a post-effective amendment to a registration statement on Form S-4 (No. 333-40377) that we originally filed with the Securities and Exchange Commission ("SEC") on November 17, 1997. This prospectus provides you with a general description of the Warrants and the Common Stock which are collectively called the "Securities." Please carefully read this prospectus and any applicable prospectus supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."

                         WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the expiration of the
Warrants:

   -  Annual Report on Form 10-K for the year ended December 31, 1997;

   - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   - Current Reports on Form 8-K filed on January 6, 1998; January 15, 1998; April 15, 1998, as amended on June 15, 1998 and September 16, 1998; and November 17, 1998;

   - Description of the Common Stock contained in the Registration Statement on Form 8-A/A-1 filed January 12, 1996;

   - Description of the Rights contained in the Registration Statement on Form 8-A filed June 23, 1989, as amended by Form 8-A/A filed September 18, 1995 and January 24, 1996; and

   - Description of the Warrants contained in the Registration Statement on Form 8-A/A-1 filed December 19, 1997.

      This prospectus is part of a registration statement we have filed with the SEC relating to the Securities. As permitted by SEC rules, this prospectus does not contain all of the information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may obtain a copy of these filings, at no cost by writing to or telephoning us at the following address:

          Corporate Secretary
          IMC Global Inc.
          2100 Sanders Road
          Northbrook, IL  60062
          Telephone:  (847) 272-9200

     You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the Securities in any state in which the offer is not permitted.

                                     THE COMPANY

     We are one of the world's leading producers of crop nutrients for the international agricultural community and one of the foremost distributors in the United States of crop nutrients and related products through our retail and wholesale distribution networks. We are also one of the world's leading producers of salt, soda ash and other inorganic chemicals. We mine, process and distribute potash in the United States and Canada and we are the majority joint venture partner in IMC-Agrico Company ("IMC-Agrico"), a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. We also mine, process and distribute salt products in the United States, Canada and Europe and are a major producer of soda ash and other inorganic chemicals in the United States, Europe and Australia. We have structured our operations into five business units corresponding to our major product lines as follows: IMC Crop Nutrients (phosphates and potash), IMC Salt (salt), IMC-Agrico Feed Ingredients (animal feed), IMC Chemicals (soda ash and other inorganic chemicals) and IMC AgriBusiness (wholesale and retail distribution).

     We believe that we are one of the most efficient North American producers of concentrated phosphates, potash and animal feed ingredients.
Our retail distribution network, which extends principally to corn and soybean farmers in the eastern Midwest and to cotton, peanut and vegetable farmers in the southeastern United States, is one of the preeminent distributors of crop nutrients and related products. In addition, we believe we are one of the lowest cost producers of salt in North America. We produce and market water conditioning, agricultural, industrial, consumer and road salt products. We also produce soda ash, boron chemicals and other inorganic chemicals. As a result of the merger with Freeport-McMoRan Inc., we participate in the exploration and production of oil and gas with McMoRan Oil & Gas Co.

     The three major nutrients required for plant growth are phosphorus, contained in phosphate rock; potassium, contained in potash; and nitrogen. Phosphorus plays a key role in the photosynthesis process. Potassium is an important regulator of plants' physiological functions. Nitrogen is an essential element for most organic compounds and plants. These elements are naturally present in the soil but need to be replaced through the use of crop nutrients as crops exhaust them. Currently, no viable crop nutrient substitutes exist to replace the role of phosphate, potash and nitrogen in the development and maintenance of high-yield crops.

     Our business strategy focuses on maintaining and growing our leading position as a crop nutrient producer and distributor through extensive customer service, efficient distribution and transportation and supplying products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs. We intend to continue to expand our product distribution and marketing throughout the world through export associations and our international sales force. We recently expanded our strategy to include salt production and distribution which we consider complementary to our crop nutrient businesses.

     In April 1998, we completed our previously announced acquisition of privately held Harris Chemical Group, Inc. ("HCG") and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities ("Penrice," and collectively with HCG, "Harris"), for approximately $1.4 billion (the "Harris Acquisition"). Under the terms of the Harris Acquisition, we purchased all Harris equity for approximately $450 million in cash and assumed approximately $950 million of debt. Harris, with annual sales of approximately $800 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

     In December 1997, we completed a merger with Freeport-McMoRan Inc. which held approximately 52% of the interest in Phosphate Resource Partners Limited Partnership. The Company was the surviving entity and the transaction was accounted for as a purchase. Immediately prior to the merger with Freeport-McMoRan Inc., the sulphur and Main Pass 299 businesses of Phosphate Resource Partners Limited Partnership and the Company were transferred to Freeport-McMoRan Sulphur Inc.; the Company does not own any of the outstanding shares of Freeport-McMoRan Sulphur Inc. As a result of the merger with Freeport-McMoRan Inc., the Company's total interest in IMC-Agrico increased from approximately 57% to approximately 79%.

                                   USE OF PROCEEDS

     We intend to use the net proceeds which may be received from time to time from the sale of the Common Stock pursuant to the exercise of Warrants for general corporate purposes, including working capital, the repayment or refinancing of indebtedness, future acquisitions and/or capital expenditures. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

                               DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants describes certain general terms and provisions of the Warrants. The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement"), dated December 22, 1997 between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"). The particular terms of the Warrants are described in the Warrant Agreement. Please carefully read the Warrant Agreement before exercising any Warrant. A copy of the Warrant Agreement, including the Form of Warrant Certificates, is incorporated by reference as an exhibit to this Post-Effective Amendment.

GENERAL.

     Each Warrant is evidenced by a warrant certificate (the "Warrant Certificate") which entitles the holder to purchase one share of Common Stock at a price (the "Exercise Price") which will initially be $44.50 per share, subject to certain adjustments. The Warrants may be exercised at any time before December 22, 2000. Warrants that are not exercised before December 22, 2000 will expire and become void.

EXERCISE OF WARRANTS.

     To exercise all or any of the Warrants represented by a Warrant Certificate, the warrantholder must surrender to the Warrant Agent:

     - the Warrant Certificate,

     - a duly executed copy of the subscription form set forth in the Warrant Certificate, and

     - payment in full of the Exercise Price for each share of Common Stock as to which a Warrant is exercised (which may be made in cash or by certified or official bank check made payable to the order the Company).

     Upon the exercise of any Warrants held by a warrantholder in accordance with the Warrant Agreement, the Warrant Agent will cause us to transfer promptly to the warrantholder appropriate evidence of ownership of any shares of Common Stock, registered or otherwise placed in such name or names as the warrantholder may direct in writing. The Warrant Agent will deliver evidence of ownership to the person or persons entitled to receive the same and an amount in cash in lieu of any fractional shares, if any. All shares of Common Stock issuable by us upon the exercise of the Warrants must be validly issued, fully paid and nonassessable. The Warrants are exercisable for an aggregate amount of 8,623,269 shares of Common Stock.

ANTIDILUTION PROVISIONS.

     The Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant will be subject to adjustment in the event of certain transactions including the Company's:

     - paying a dividend or making any other distribution in shares of Common Stock,

     - subdividing the Common Stock,

     - combining the Common Stock into a smaller number of shares,

     - issuing any shares of Common Stock in a reclassification (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing corporation),

     - issuing rights, options, warrants or convertible or exchangeable securities to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share that is lower (at the record date for such issuance) than the current market value per share of Common Stock, or

     - issuing or selling shares of Common Stock, or rights, options, warrants or Common Stock, at a price per share that is lower than the then current market value per share of the Common Stock in effect immediately before such sale or issuance.

     Certain of the adjustments described above will be allocated among each outstanding Warrant on a pro rata basis.

     We will not issue fractional shares, but we will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, transfer of all or substantially all of the Company's assets, or capital reorganization or reclassification, in a transaction in which the holders of Common Stock immediately prior to such transaction received stock, securities, cash or other assets in exchange for Common Stock, the holder of each outstanding Warrant will, upon exercise of the Warrant at any time thereafter, have the right to the stock, securities, cash or other assets receivable by a holder of the number of shares of Common Stock into which the warrantholder would have been entitled immediately before the record date for such dividend or effective date of such consolidation, merger, transfer, reorganization or reclassification.

NO STOCK RIGHTS.

     Prior to the exercise of the Warrants, no warrantholder will be entitled to vote or be deemed to be a holder of shares of Common Stock or any other securities of the Company, and has no rights of a stockholder of the Company.

LISTING OF WARRANTS.

     The Warrants are listed on The New York Stock Exchange (symbol:  IGL_t).

                             DESCRIPTION OF COMMON STOCK

     We will issue shares of Common Stock upon exercise of the Warrants. The following summaries are not complete. Please carefully read the following documents:

     - the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and

     - the Company's By-laws, as amended to date (the "By-laws").

A copy of each of the Restated Certificate of Incorporation and the By-laws is incorporated by reference as an exhibit to this Post-Effective Amendment.

     The total amount of the authorized capital stock of the Company consists of:

     - 300,000,000 shares, $1.00 par value per share of Common Stock, of which 114,331,647 shares of Common Stock were issued and outstanding as of November 9, 1998 and

     - 12,000,000 shares of Series Preferred Stock, par value $1.00 per share.

     The Company's Board of Directors is authorized to create and issue one or more series of Series Preferred Stock and to determine the rights and preferences of each series, to the extent permitted by the Restated Certificate of Incorporation.

GENERAL.

     The holders of outstanding shares of the Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders of shares of Common Stock have no preemptive or subscription rights to purchase any securities of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, remaining net assets, if any, of the Company will be distributed pro rata to the holders of the Common Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS.

     The Restated Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change of control is approved by the Company's Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult. The Restated Certificate of Incorporation provides that before the Company may purchase outstanding shares of the Company's Common Stock from a selling stockholder at a price known by the Company to exceed the market price of the Common Stock, a majority of the Company's stockholders must have approved such purchase unless the purchase is made by the Company on the same terms and as a result of an offer to purchase any and all of the Company's outstanding Common Stock.

     Pursuant to the Restated Certificate of Incorporation, the Company's Board of Directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders. However, in the case of newly created directorships, the stockholders may fill such vacancy at the next annual or special meeting called for that purpose if the remaining directors have failed to fill any such vacancy.

     The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of the Company's stockholders. In general, the Company must receive notice at least 60 days before the meeting. The notice must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

     The Restated Certificate of Incorporation also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving holders of Common Stock representing 20% or more of the voting power of the then outstanding shares of Voting Stock, such transactions must be approved by 80% of the combined voting power of the then outstanding Voting Stock, unless such transactions are approved by a majority of the Company's Disinterested Directors (as defined in the Restated Certificate of Incorporation) unless certain minimum price, form of consideration and procedural requirements are satisfied. The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Restated Certificate of Incorporation could enable a minority of the Company's stockholders to exercise veto powers over such transactions and amendments.

     Special meetings of stockholders may be called only by the Chairman of the Board, the President or a majority of the Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

     RIGHTS PLAN.

     On June 21, 1989, the Company's Board of Directors declared a dividend of one preferred share purchase right (a ''Right'') for each outstanding share of Common Stock. The dividend was payable on July 12, 1989 (the ''Record Date'') to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share (the "Preferred Shares''), at a price of $75 per one two-hundredth of a Preferred Share (the ''Purchase Price''), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an ''Acquiring Person'') has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the ''Distribution Date''), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such certificate with a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Company's Board of Directors determines in good faith that a person who would otherwise be an ''Acquiring Person'' has become such inadvertently and such person divests as promptly as practicable a sufficient number of shares of Common Stock so that such person would no longer be an ''Acquiring Person'', then such person will not be deemed to be an ''Acquiring Person'' for any purpose under the Rights Agreement.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on June 21, 1999 (the ''Final Expiration Date''), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, as described below.

     In the event that, after a Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or otherwise transferred, proper provision will be made so that each holder of a Right will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the Company to take any action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

     At any time after the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part for Common Stock at an exchange ratio of one-half of the number of shares of Common Stock which each holder of a Right would have a right to receive upon exercise of a Right after giving effect to the adjustment set forth in
Section 11(a) (ii) of the Rights Agreement or one two-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     Until a Right is exercised, the holder of a Right, as such, will not have any rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     LISTING OF COMMON STOCK.

     The Common Stock is listed on The New York Stock Exchange (symbol: IGL) and the Chicago Stock Exchange.


                                    LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Phillip Gordon, Esq., Senior Vice President and General Counsel of the Company. Mr. Gordon is the beneficial owner of __________ shares of Common Stock and holds currently exercisable options to purchase __________ shares of Common Stock.

                                       EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of three years in the period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 29, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein
and incorporated herein by reference.   The consolidated balance sheets of
Harris Chemical Group, Inc. as of March 28, 1998 and March 29, 1997 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 28, 1998 appearing in the Company's Current Report on Form 8-K/A filed on September 16, 1998, which is incorporated by reference in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by
reference.   Such financial statements have been incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Penrice for the year ended June 30, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen, Chartered Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Freeport-McMoRan Inc. at December 31, 1996 and for each of the three years in the period ended December 31, 1996 appearing in Freeport-McMoRan Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon incorporated by reference herein. In that report, that firm states that its report is based in part on the report of other independent public accountants, Ernst & Young LLP. Such financial statements have been incorporated herein by reference in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, All of the amounts shown are estimated, except the registration fee.


  Registration fee . . . . . . . . . . . . . . . . . . . . .    $  66,551 *
  Legal fees and expenses. . . . . . . . . . . . . . . . . .       10,000
  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .          449
                                                                ---------
                     Total                                      $  77,000
                                                                =========


* Consists only of that portion of the registration fee attributable to the 8,623,269 Warrants and the 8,623,269 shares of Common Stock issuable upon conversion, if any, of the Warrants covered by the Prospectus to this Post-Effective Amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The Company's Restated Certificate of Incorporation provides that the Company will indemnify each officer and director of the Company to the fullest extent permitted by applicable law. The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by the Company's Restated Certificate of Incorporation are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Company is authorized to purchase and maintain (and the Company maintains) insurance on behalf of its directors and officers.

ITEM 16.  EXHIBITS.


Exhibit
Number    Description
-------   -----------

  2.1++   Agreement  and Plan of Merger (included as Annex I to the Joint Proxy
          Statement/Prospectus filed as part of the Registration Statement on Form S-4).

  2.2++   Warrant Agreement.

  4.1 Restated Certificate of Incorporation, as amended, (incorporated by reference to the Company's Current Report on Form 8-K dated November
          1994 (File No. 1-9759)).

  4.2 Certificate of Amendment to Restated Certificate of Incorporation, dated October 20, 1994 (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended
          June 3, 1997 (File No. 1-9759)).

  4.3 Certificate of Amendment to Restated Certificate of Incorporation, dated October 23, 1995 (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form 8-A/A-1 dated January 12,
          1996 (File No. 1-9759)).

  4.4 Certificate of Amendment to Restated Certificate of Incorporation, dated March 1, 1996 (incorporated by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for the fiscal year ended June
          30, 1997 (File No. 1-9759)).

  4.5     Certificate of Merger of Freeport-McMoRan Inc. and the Company, dated
          December 22, 1997 (incorporated by reference to Exhibit 3.5 of the
          Company's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1997 (File No. 1-9759)).

  4.6 Amended and Restated By-Laws (incorporated by reference to Exhibit 3 the Company's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1997 (File No. 1-9759)).

  4.7     Rights Agreement, dated June 21, 1989, between the Company and the
          First National Bank of Chicago, as Rights Agent (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989).

  4.8     Amendment to Rights Agreement, effective as of April 29, 1993
          (incorporated by reference to Exhibit 3.2 to the Company's
          Registration Statement on Form 8-A/A-1 dated January 12, 1996).

  4.9 Amendment to Rights Agreement, dated August 17, 1995 (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form
          8-A/A dated September 7, 1995).

 4.10 The instruments defining the rights of holders of long-term debt securities of The Company and its subsidiaries are omitted pursuant to
          Item 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.

  5.1*    Opinion of Phillip Gordon, Esq., Senior Vice President and General
          Counsel of the Registrant, as to the legality of the securities being registered.

23.1*     Consent of Ernst & Young LLP.

23.2*     Consent of Arthur Andersen, Chartered Accountants.

                                      II-2


23.3*     Consent of PricewterhouseCoopers LLP.

23.4*     Consent of Arthur Andersen LLP.

23.5*     Consent of Phillip Gordon, Esq. (included in Exhibit 5.1 to the
          Registration Statement).

24++      Powers of Attorney.


*    Filed herewith.
++   Previously filed as an exhibit to the Registration Statement on Form S-4.


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Northbrook, Illinois, on November 20, 1998.

                                   IMC GLOBAL INC.



                                   By:   /s/ Phillip Gordon
                                         -----------------------------------
                                         Phillip Gordon
                                         Senior Vice President and
                                             General Counsel



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                           Title                                         Date
          ---------                           -----                                         ----
          *                         Chief Executive Officer (principal
-------------------------------     executive officer), Director and
     Robert E. Fowler, Jr.          Chairman of the Board


 /s/ Douglas A. Pertz               President, Chief Operating Officer                November 20, 1998
-------------------------------     (principal operating officer) and Director
     Douglas A. Pertz


 /s/ J. Bradford James              Senior Vice President and Chief                   November 20, 1998
-------------------------------     Financial Officer (principal financial
     J. Bradford James              officer)


 /s/ Anne M. Scavone                Vice President and Controller                     November 20, 1998
-------------------------------     (principal accounting officer)
     Anne M. Scavone


          *                         Director
-------------------------------
     Raymond F. Bentele

                                    Director
-------------------------------
     Robert W. Bruce III

          *                         Director
-------------------------------
     Wendell F. Bueche

          *                         Director
-------------------------------
     Rod F. Dammeyer


                                     II-4


          *                         Director
-------------------------------
     James M. Davidson


                                    Director
-------------------------------
     Rene L. Latiolais


          *                         Director
-------------------------------
     Harold H. MacKay


          *                         Director
-------------------------------
     David B. Mathis


          *                         Director
-------------------------------
     Donald F. Mazankowski


          *                         Director
-------------------------------
     Joseph P. Sullivan


          *                         Director
-------------------------------
     Richard L. Thomas


          *                         Director
-------------------------------
     Billie B. Turner



*By  /s/ Rose Marie Williams
    ------------------------------------
     Rose Marie Williams
     Attorney-in-fact


                                      II-5